Exhibit 99.01
News Release
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5525	650-527-5523
Melissa_martin@symantec.com	hcorcos@symantec.com
Symantec Appoints Stephen M. Bennett to its Board of Directors
MOUNTAIN VIEW, Calif. — Feb. 1, 2010 — Symantec Corp. (Nasdaq: SYMC) today announced the appointment of Stephen M. Bennett, former president and chief executive officer at Intuit, to its board of directors effective Feb. 8, 2010. This brings the total number of directors on the board to 11.
“Steve is a strong leader with a great track record at both GE and Intuit,” said Enrique Salem, president and chief executive officer, Symantec. “He has an extensive operational background along with strong SMB experience that complements the expertise of our other board members.”
At Intuit, Bennett combined the company’s historic innovative and customer-driven expertise with strategic and operational rigor. Intuit revenue grew to $2.7 billion in fiscal 2007 from less than $1 billion in fiscal 2000. Under Bennett’s leadership Intuit grew its existing businesses while simultaneously expanding into new markets, such as online banking and healthcare.
Bennett joined Intuit after a 23-year career at General Electric, where he managed complex and diverse organizations from consumer appliances to financial services. During his career at GE, he held a variety of key management roles in numerous areas of the business, including GE Capital e-Business, GE Capital Vendor Financial Services, GE Electrical Distribution and Control, GE Appliances, GE Medical Systems and GE Supply.
He currently serves on boards at Qualcomm and Sojern and is chairman of the board at Nemean Networks. In addition to his corporate and start-up board roles, he is Chairman of the Deans Advisory Board for the University of Wisconsin Business School. Bennett graduated from the University of Wisconsin with a bachelor’s degree in finance and real estate.
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Symantec Appoints Stephen M. Bennett to its Board of Directors

About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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